CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard Valley Forge Funds of our reports dated February 15, 2024, relating to the financial statements and financial highlights, which appear in Vanguard Baillie Gifford Global Positive Impact Stock Fund’s Annual Reports on Form N-CSR for the year ended December 31, 2023, and of our reports dated February 16, 2024, relating to the financial statements and financial highlights, which appear in Vanguard Balanced Index Fund’s Annual Reports on Form N-CSR for the year ended December 31, 2023. We also consent to the references to us under the headings “Financial Statements”, “Service Providers—Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 24, 2024